Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-131375) pertaining to the Cintas Corporation Partners’ Plan of our report dated June 28, 2013, with respect to the financial statements and schedule of the Cintas Corporation Partners’ Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2012.

/s/ Ernst & Young

Cincinnati, Ohio
June 28, 2013